                                  EXHIBIT 11.1

             STATEMENTS REGARDING COMPUTATION OF EARNINGS PER SHARE



                                                       2000       1999        1998
                                                   (In thousands, except per share amounts)
Weighted Average Number of Shares
  of Common Stock Outstanding                         15,415      15,318      15,116
Net Effect of Dilutive Stock Options                    --          --          --
                                                    --------    --------    --------

Weighted Average Shares Outstanding                   15,415      15,318      15,116
                                                    ========    ========    ========

Net Loss                                            $(32,405)   $(13,309)   $(11,830)

Less Accrued Convertible Preferred Stock Dividend     (2,137)     (1,980)       (541)
                                                    --------    --------    --------

Net Loss Attributable to Common Shareholders        $(34,542)   $(15,289)   $(12,371)
                                                    ========    ========    ========

Basic and Diluted Net Loss Per Share                $  (2.24)   $  (1.00)   $  (0.82)
                                                    ========    ========    ========